Exhibit 99.1

NEWS RELEASE

RLI Corp.	9025 N. Lindbergh Drive | Peoria, IL 61615-1431
P: 309-692-1000 | F: 309-692-1068 | www.rlicorp.com

FOR IMMEDIATE RELEASE	CONTACT: John Robison
(309) 693-5846
John.Robison@rlicorp.com
www.rlicorp.com

Gerald D. Stephens, RLI Founder and Chairman Announces Retirement

PEORIA, ILLINOIS, February 10, 2011, RLI Corp. (NYSE:RLI) — Gerald D. Stephens, CPCU, founder and chairman of the board of RLI Corp., today announced that he intends to retire from the RLI Board of Directors effective May 5, 2011, after the annual shareholders’ meeting.  The RLI Board of Directors has appointed RLI Corp. President & CEO Jonathan E. Michael to serve as chairman of the board, in addition to his other responsibilities, following Mr. Stephens’ retirement on May 5, 2011.

“I am retiring with confidence that the company will continue to thrive under the sound leadership of Jon Michael and his team,” said Stephens. “RLI is well-positioned for future growth and success, and after serving for 39 years as president and 11 years as chairman of the board, I feel it is the right time to retire from active involvement. I will continue to be a devoted shareholder in the company.”

Stephens founded RLI in 1961 in Peoria, Illinois, and since its inception, the specialty insurance company has been known for its innovative business model. Under Stephens’ leadership, RLI was able to identify underserved opportunities in the insurance market and profitably covered difficult risks typically eschewed by larger multi-line insurers. He was instrumental in the company’s growth, and as a result, RLI now offers a multitude of property and casualty and surety bond coverages. RLI’s employee stock ownership plan was also a result of Stephens’ vision for creating an ownership culture with shared rewards.

Over the past 50 years, Stephens also served in leadership roles within many insurance industry organizations, such as the Property Casualty Insurers Association of America and the American Institute of Chartered Property Casualty Underwriters.

Gerald I. Lenrow, presiding director of RLI’s board of directors noted, “On behalf of the RLI Board of Directors, we want to thank Jerry for his leadership and for investing his talents and expertise in the company.”

Jonathan E. Michael, RLI Corp. President & CEO added, “It has been an honor and privilege to work with Jerry. He created an organization based on entrepreneurial innovation and disciplined underwriting principles, both of which are still prevalent in our business today, and will continue to serve us well into the future.”

RLI, a specialty insurance company, offers a diversified portfolio of property and casualty coverages and surety bonds serving niche or underserved markets. RLI operates in all 50 states from office locations across the country. RLI’s insurance subsidiaries — RLI Insurance Company, Mt. Hawley Insurance Company and RLI Indemnity Company — are rated A+ “Superior” by A.M. Best Company and A+ “Strong” by Standard & Poor’s. RLI is recognized as one of the insurance industry’s top performing companies by the Ward’s 50® Top P&C Performers and has been a member of the group for 20 straight years since its inception in 1991.

For additional information, contact RLI Treasurer & Chief Investment Officer John Robison at (309) 693-5846 or at john.robison@rlicorp.com or visit our website at www.rlicorp.com.

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